                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY
================================================================================



                             TAX SHARING AGREEMENT


                           Dated as of July 23, 1996


                                 by and between


                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation

                                      and

                           CALCOMP TECHNOLOGY, INC.,
                             a Delaware corporation



===============================================================================

                             TAX SHARING AGREEMENT


     THIS TAX SHARING AGREEMENT (this "Agreement"), dated as of July 23, 1996, is made and entered into by and between LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin"), and CALCOMP TECHNOLOGY, INC., a Delaware corporation ("CalComp Technology").


                                    RECITALS
                                    --------

          WHEREAS, pursuant to the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation, dated as of the 19th day of March, 1996, as amended (the "Reorganization Agreement"), by and among Summagraphics Corporation, a Delaware corporation ("Summagraphics"), CalComp Inc., a California Corporation ("CalComp"), and Lockheed Martin, Summagraphics agreed to issue and deliver to Lockheed Martin 89.7% of the outstanding shares of Summagraphics' Common Stock, par value $.01 per share, determined on a fully diluted basis, in exchange for the transfer and delivery of all the issued and outstanding capital stock of CalComp to Summagraphics;

          WHEREAS, as a result of the Closing of the transactions contemplated by the Reorganization Agreement, Lockheed Martin is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended and CalComp Technology is a member of such affiliated group;

          WHEREAS, the affiliated group of which Lockheed Martin is the common parent and CalComp Technology is a member files a consolidated Federal income tax return as defined in Code Section 1501; and

          WHEREAS, Lockheed Martin and CalComp Technology desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for tax periods in which CalComp Technology and its subsidiaries are included in a consolidated Federal income tax return filed for the Combined Consolidated Group, and with respect to certain carrybacks and carryforwards of amounts relating to other periods.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          1.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          2. "Combined Consolidated Group" shall mean the Lockheed Martin Consolidated Group together with the CalComp Technology Consolidated Group, and any other corporations which may become members of either.

          3. "Combined Consolidated Return" shall mean a consolidated Federal income tax return filed for the Combined Consolidated Group.

          4. "CalComp Technology Consolidated Group" shall mean the affiliated group of corporations of which CalComp Technology would be the common parent for consolidated Federal income tax return filing purposes if it were not a subsidiary of Lockheed Martin, and any other corporations which are or may become members of that affiliated group.

          5. "Estimated Tax Sharing Payments" shall have the meaning given that term in Section 2 of ARTICLE III.

          6. "Federal Income Taxes" and "Federal Income Tax Liability" shall mean the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code, or any successor provisions to such sections and any other income based U.S. Federal taxes which are hereinafter imposed upon corporations.

          7.  "IRS" shall mean the Internal Revenue Service.

          8. "Lockheed Martin Consolidated Group" shall mean the affiliated group of corporations of which Lockheed Martin is the common parent, and any other corporations which may become members of the affiliated group, but excluding members of the CalComp Technology Consolidated Group.

          9. "Pro Forma CalComp Technology Return" shall mean a pro forma consolidated Federal income tax return for the CalComp Technology Consolidated Group prepared pursuant to ARTICLE III, Section 1 or 5. For 1996, the Pro Forma CalComp Technology Return shall include CalComp and its subsidiaries commencing January 1 and CalComp Technology and its subsidiaries commencing on the Closing Date (as defined in the Reorganization Agreement).

          10. "Regulations" shall mean the U.S. Treasury regulations in effect from time to time.

                                  ARTICLE II

                               PROCEDURAL MATTERS
                               ------------------

          1. Lockheed Martin shall have the sole and exclusive responsibility for the preparation and filing of the consolidated U.S. Federal income tax return of the Combined Consolidated Group, including any amended returns and any other returns, documents, or statements required to be filed with the IRS with respect to the determination of the Federal Income Tax Liability of the Combined Consolidated Group. Lockheed Martin shall have the same responsibility with respect to state combined or consolidated returns filed by the Combined Consolidated Group. All returns shall be filed by Lockheed Martin on a timely basis, taking into account extensions of the due dates for the filings of such returns.

          2. The CalComp Technology Consolidated Group shall continue to join in filing consolidated Federal income tax returns and consolidated or combined state income tax returns with the Lockheed Martin Consolidated Group for all such taxable years for which the CalComp Technology Consolidated Group is eligible to do so under the Code, the Regulations and applicable state statutes, unless Lockheed Martin shall request and be granted permission to discontinue filing on a consolidated or combined basis by the appropriate Federal or state authority.

          3. Lockheed Martin shall make all Federal and state income and franchise tax payments, including estimated payments, with respect to combined and consolidated tax returns of the Combined Consolidated Group, and Lockheed Martin shall have the right to exercise all powers of a common parent with respect to filing the consolidated Federal income tax returns and consolidated or combined state income tax returns as are conferred on it by the Regulations and applicable state statutes.

          4. Lockheed Martin shall be the sole and exclusive agent of the CalComp Technology Consolidated Group and any member of such group in any and all matters relating to the U.S. Federal Income Tax Liability of the Combined Consolidated Group for all consolidated return years. The same shall apply with respect to any state income tax liability where consolidated or combined returns are filed by the Combined Consolidated Group. Lockheed Martin shall consult with CalComp Technology regarding the matters set forth in this paragraph as they apply to the Pro Forma CalComp Technology Return described in ARTICLE III,
Section 1 hereof, and shall consider all changes requested by CalComp Technology; provided, however, that in its sole discretion, Lockheed Martin shall have the right with respect to any Federal or state consolidated or combined returns which it files (a) to determine (i) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported,
(ii) whether any extensions may be requested and (iii) the elections that will be made by any member of the Combined Consolidated Group, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS or applicable state authority, (c) to file, prosecute, compromise or settle any claim for refund and
(d) to determine whether any refunds, to which the Combined Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Combined Consolidated Group. CalComp Technology hereby irrevocably appoints Lockheed Martin as its agent and attorney-in-fact to take such action (including the execution of documents) as Lockheed Martin may deem appropriate in accordance with the terms of this Section 4 to effect the foregoing.

          Lockheed Martin shall consult with CalComp Technology regarding any material issue relating to the CalComp Technology Consolidated Group which arises pursuant to an audit by the IRS or applicable state authorities of a Combined Consolidated Return or combined or consolidated state return of the Combined Consolidated Group or a return of Lockheed Martin to which an attribute of the CalComp Technology Consolidated Group is carried back, and shall consider CalComp Technology's views regarding any proposed adjustment relating to any such issue.

          5. CalComp Technology shall reimburse Lockheed Martin for any outside legal and accounting expenses incurred by Lockheed Martin in the course of the conduct of any audit or contest regarding the tax liability of the Combined Consolidated Group, and for any other expenses incurred by Lockheed Martin in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to a CalComp Technology Consolidated Group issue; provided, however, that prior to incurring any such expenses, Lockheed Martin shall, in good faith, consult with CalComp Technology and consider CalComp Technology's views with regard to the retention of outside professional assistance.

          6. CalComp Technology shall furnish to Lockheed Martin in a timely manner such information and documents as Lockheed Martin may reasonably request for purposes of preparing the returns referred to in Section 1 of this ARTICLE II.


                                  ARTICLE III

                CALCULATION AND PAYMENT OF TAX SHARING PAYMENTS
                -----------------------------------------------

          1. For each taxable year for which Lockheed Martin files a Combined Consolidated Return, Lockheed Martin shall prepare a Pro Forma CalComp Technology Return taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those made or used by Lockheed Martin for purposes of the Combined Consolidated Return. The tax liability for the Pro Forma CalComp Technology Return shall be computed as a flat tax at the highest marginal rate applicable to corporations with respect to each category of reported taxable income (at the date of this Agreement, the highest marginal rate under Section 11 of the Code is 35%); provided, however, that if the taxable income of the Combined Consolidated Group has not reached the level (the "Flat Rate Level") at which the effect of the
                                ---------------
lower marginal rates set forth in Section 11 of the Code (or any successor provision) is eliminated (as of the date hereof, the Flat Rate Level is $18,333,333.33), then the tax liability for the Pro Forma CalComp Technology Return shall be based on a rate sharing agreement to be agreed upon by the parties at such time. The Pro Forma CalComp Technology Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from prior years' Pro Forma CalComp Technology Returns which could have been utilized by the CalComp Technology Consolidated Group if the CalComp Technology Consolidated Group had never been included in the Combined Consolidated Group. Subject to the limitations imposed by Section 382 of the Code, the Pro Forma CalComp Technology Return shall also reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from CalComp Technology or CalComp Technology consolidated returns for any taxable year in which CalComp Technology was not included in the Combined Consolidated Group which could have been utilized by the CalComp Technology Consolidated Group if the CalComp Technology Consolidated Group had not been included in the Combined Consolidated Group. The Pro Forma CalComp Technology Return shall also reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from CalComp and its United States subsidiaries (excluding AGT Holdings, Inc. and all of its subsidiaries) for tax periods ending on or prior to December 31, 1995, that were used on a consolidated basis by the affiliated group of corporations of which Lockheed Corporation was the common parent or by the Lockheed Martin Group, but which could have been utilized by the CalComp Technology Consolidated Group if the CalComp Technology Consolidated Group had not been included in the Combined Consolidated Group. The Pro Forma CalComp Technology Return shall not, however, reflect carryovers of any attributes from the Lockheed Martin Consolidated Group, other than carryovers of pre-January 1, 1996, attributes of CalComp and its subsidiaries. Sections 1.1502-13 and 1502-13T of the Regulations shall be applied as if the CalComp Technology Consolidated Group and the Lockheed Martin Consolidated Group were separate affiliated groups, except that the Pro Forma CalComp Technology Return shall include all gains or losses recognized by the CalComp Technology Consolidated Group on transactions between members of the CalComp Technology Consolidated Group which are restored pursuant to such aforementioned Sections of the Regulations and actually reflected on the Combined Consolidated Return as a result of the CalComp Technology Consolidated Group ceasing to be included in the Combined Consolidated Group.

          2. For each taxable year in which a Combined Consolidated Return is filed, CalComp Technology shall make periodic payments ("Estimated Tax Sharing Payments") to Lockheed Martin in such amounts as, and no later than the dates on which, payments of estimated tax would be due from the CalComp Technology Consolidated Group under Section 6655 of the Code if it were not included in the Combined Consolidated Group. The Estimated Tax Sharing Payments shall be determined by Lockheed Martin. Prior to March 15 of the following year, Lockheed Martin shall prepare a preliminary tax calculation for the CalComp Technology Consolidated Group for such taxable year. The amount, if any, by which the Federal Income Tax Liability determined pursuant to such preliminary tax calculation exceeds the Estimated Tax Sharing Payments for the taxable year shall be paid by CalComp Technology to Lockheed Martin not later than such March 15. CalComp Technology shall pay to Lockheed Martin not later than 10 days after the date on which a Combined Consolidated Return for the taxable year is filed, an amount equal to (i) the Federal Income Tax Liability shown on the Pro Forma CalComp Technology Return prepared for the taxable year, reduced by (ii) the Federal Income Tax Liability determined pursuant to the preliminary tax calculation, plus (iii) interest on such net amount. If the Estimated Tax Sharing Payments paid to Lockheed Martin plus the excess, if any, of the Federal Income Tax Liability determined pursuant to the preliminary tax calculation over the Estimated Tax Sharing Payments exceeds the amount of the Federal Income Tax Liability shown on the Pro Forma CalComp Technology Return, Lockheed Martin shall refund such excess to CalComp Technology within 10 days after the date on which a Combined Consolidated Return for the taxable year is filed, plus interest.

Lockheed Martin shall furnish to CalComp Technology the preliminary tax calculation no later than 10 days prior to March 15 of the year following the taxable year, and shall furnish to CalComp Technology the Pro Forma CalComp Technology Return no later than 30 days before the Combined Consolidated Return for the taxable year is filed.

          3. If a Pro Forma CalComp Technology Return reflects a net operating loss, net capital loss, excess tax credit or other tax attribute, Lockheed Martin shall pay to CalComp Technology within 10 days after the Combined Consolidated Return for the taxable year is filed, the refund which the CalComp Technology Consolidated Group would have received as a result of the carryback of such attribute 1) to a Pro Forma CalComp Technology Return for any taxable year or years in which the CalComp Technology Consolidated Group is included in the Combined Consolidated Group, or 2) to a CalComp Technology or CalComp Technology consolidated return for any taxable year or years in which CalComp
Technology was not included in the Combined Consolidated Group.   The amount of
the refund shall be determined as if the CalComp Technology Consolidated Group had never been included in the Combined Consolidated Group and Pro Forma CalComp Technology Returns had been actual returns. All calculations of deemed refunds pursuant to this Section 3 shall include interest computed as if CalComp Technology had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the Combined Consolidated Return is due, without regard to extensions. For purposes of determining the refund which the CalComp Technology Consolidated Group would have received in accordance with the preceding sentence, such attributes shall not be deemed to be available as a carryback to any Lockheed Martin Consolidated Group return for any period.

          4. For each taxable year in which a Combined Consolidated Return is filed, CalComp Technology shall take or cause to be taken all actions necessary to ensure that CalComp Foreign Sales Corporation or, at Lockheed Martin's election, a newly incorporated company (herein both referred to as "CCFSC") qualifies as a "foreign sales corporation", and that commissions are paid to CCFSC in amounts which will cause CCFSC to realize profits on each transaction equal to the largest amount permitted for CCFSC under the provisions of the Code. For each taxable year for which a Pro Forma CalComp Technology Return is prepared, a determination shall be made (at the time at which the preliminary tax calculation is made for such taxable year pursuant to ARTICLE III, Section
2) as to the net Federal Income Tax cost or saving to the CalComp Technology Consolidated Group resulting from the transactions engaged in between members of the CalComp Technology Consolidated Group and CCFSC during such taxable year.
If it is determined that there is a net Federal Income Tax cost to the CalComp Technology Consolidated Group resulting from such transactions, either CalComp Technology shall reduce the amount it is required to pay to Lockheed Martin by March 15 pursuant to ARTICLE III, Section 2 by the amount of such net Federal Income Tax cost or, if no amount is required to be paid by CalComp Technology, Lockheed Martin shall refund to CalComp Technology by March 15 the amount of such net Federal Income Tax cost. If it is determined that there is a net Federal Income Tax cost to the CalComp Technology Consolidated Group from transactions engaged in with CCFSC during a taxable year, the amounts of any carryovers of a net operating loss, net capital loss, excess tax credits or other tax attributes from such taxable year which are reflected on the Pro Forma CalComp Technology Group Return for a subsequent year shall be reduced by the equivalent net Federal Income Tax cost. Such reduction shall be accomplished in two steps, as follows: first, if there is a carryover of a net operating loss or net capital loss, the reduction shall be an amount equal to the net Federal Income Tax cost divided by the highest marginal tax rate applicable to such category of taxable income for the tax year in which such Federal Income Tax cost is incurred; second, any carryovers of other tax attributes shall be reduced by an amount equal to the remaining unrecovered net Federal Income Tax cost.

          5. If, in any year after the CalComp Technology Consolidated Group ceases to be included in the Combined Consolidated Group, a Pro Forma CalComp Technology Return for such period reflects a net operating loss, a net capital loss, excess tax credit or any other tax attribute, and such attribute could be carried back to a Combined Consolidated Return, Lockheed Martin shall pay to CalComp Technology an amount equal to the refund that would be attributable thereto (including interest thereon). Pro Forma CalComp Technology

Returns under this Section shall be prepared by CalComp Technology, and shall be subject to review and approval by Lockheed Martin, such approval not to be unreasonably withheld. After the CalComp Technology Consolidated Group ceases to be included in the Combined Consolidated Group, it shall not be entitled to any payment by Lockheed Martin with respect to any net operating losses, net capital losses, excess tax credits or other tax attributes not used by the CalComp Technology Consolidated Group prior to its ceasing to be included in the Combined Consolidated Group, whether or not the Combined Consolidated Group receives a refund or other benefit relating to such tax attributes.

          6. If, in any year after a member of the CalComp Technology Consolidated Group ceases to be a member of both the CalComp Technology Consolidated Group and the Combined Consolidated Group, such member has a net operating loss, a net capital loss, excess tax credit or any other tax attribute, and such attribute could be carried back to a Combined Consolidated Return, Lockheed Martin shall pay to such member an amount equal to the refund that would be attributable to such member (including interest thereon). After a member of the CalComp Technology Consolidated Group ceases to be a member of both the CalComp Technology Consolidated Group and the Combined Consolidated Group, it shall not be entitled to any payment by Lockheed Martin with respect to any net operating losses, net capital losses, excess tax credits or other tax attributes not used by the member prior to its ceasing to be a member of the CalComp Technology Consolidated Group and the Combined Consolidated Group, whether or not the CalComp Technology Consolidated Group or the Combined Consolidated Group receives a refund or other benefit relating to such tax attributes.

          7. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return results in an increase or decrease in taxable income relating to the treatment of a CalComp Technology Consolidated Group issue, a corresponding adjustment shall be made to such item and to CalComp Technology's Consolidated Group Federal Income Tax Liability reflected on the applicable Pro Forma Return. Within 10 days after any such adjustment is finally determined, CalComp Technology shall pay to Lockheed Martin any increase in the CalComp Technology Consolidated Group Federal Income Tax Liability as a result of such adjustment plus interest and any penalties consistent with such adjustment and consistent with the penalties and interest actually assessed by the IRS, or Lockheed Martin shall refund to CalComp Technology any reduction in the CalComp Technology Federal Income Tax Liability as a result of such adjustment plus interest, as the case may be.

                                   ARTICLE IV

                                    INTEREST
                                    --------

          Interest required to be paid by or to CalComp Technology pursuant to this Agreement shall, except as otherwise specified in Section 2 of ARTICLE V, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of Federal income tax for the relevant period.


                                   ARTICLE V

                    STATE & LOCAL INCOME AND FRANCHISE TAXES
                    ----------------------------------------

          1. The principles expressed with respect to the Combined Consolidated Group Federal income tax matters throughout this Agreement (including the Miscellaneous Provisions of ARTICLE VI) shall apply with equal force and effect to state and local income and franchise tax matters to the extent such taxes are determined on a combined or consolidated basis, including the preparation and filing of state and local income tax and franchise tax returns required to be filed by the Combined Consolidated Group.

          2. Any interest charge required to be paid by or to CalComp Technology pursuant to this Agreement with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments of such tax for the relevant period.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          1. Lockheed Martin and CalComp Technology agree that any information furnished one another pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another person or entity.

          2. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement. For purposes of this Section 2, the term "successor" shall be deemed to include the acquiror of a substantial part of the assets of either of the parties hereto.

          3. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to conflicts of law principles thereof.

          4. This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

          5. (a) With respect to each member of the CalComp Technology Consolidated Group, if such member is no longer eligible to file consolidated returns with Lockheed Martin for any reason (including, without limitation, the sale, exchange, or other disposition of all or any portion of the stock of CalComp Technology or any other member sufficient to disaffiliate CalComp Technology or such member from the Combined Consolidated Group, or the termination of the Combined Consolidated Group), the parties hereto agree that as between Lockheed Martin and the departing member, except as otherwise provided herein, this Agreement shall be terminated at the time specified in the following paragraph b. After the date of the disaffiliation, the parties agree to continue sharing on a timely basis information necessary to the preparation of applicable Federal, state and local tax returns.

              (b) This Agreement shall become operative as of the Closing Date (as defined in the Reorganization Agreement) and with respect to any member of the CalComp Technology Consolidated Group, shall terminate and be of no further force or effect only upon the expiration of all applicable statutes of limitations relating to federal and state income taxes (including refunds thereof) for all periods in which such member was a member of the Combined Consolidated Group, provided that any amounts payable hereunder by one party to the other as of the date of any such termination shall continue to be a valid and binding obligation of such party and shall be paid as provided herein.

          6. Lockheed Martin hereby agrees to indemnify and hold each member of the CalComp Technology Consolidated Group harmless with respect to:

              (a) any Federal Income Tax Liability attributable to any taxable period of such member for which such member has paid Lockheed Martin its separate Federal Income Tax Liability, if any, in accordance with this Agreement; and

              (b) any Federal Income Tax Liability of the Combined Consolidated Group for any taxable period of Lockheed Martin where such liability arises solely by reason of the member being severally liable for any taxes of the Lockheed Martin Consolidated Group pursuant to Treas. Reg. 1.1502-6.

          7. Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

                 TO CALCOMP TECHNOLOGY:

                     CalComp Technology, Inc.
                     2411 West LaPalma Avenue
                     Anaheim, California  92801
                     Attention:  General Counsel

                 TO LOCKHEED MARTIN:

                     Lockheed Martin Corporation
                     6801 Rockledge Drive
                     Bethesda, Maryland  20817
                     Attention:  Vice President
                       and General Tax Counsel

                     With a copy to:

                         Lockheed Martin Information &
                           Technology Services
                         6801 Rockledge Drive
                         Bethesda, Maryland  20817
                         Attention:  Director of Finance

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

                                 LOCKHEED MARTIN CORPORATION,
                                   a Maryland corporation


                                 By:/s/ ARNOLD CHIET
                                    ----------------
                                    Arnold Chiet
                                    Vice President and
                                      General Tax Counsel


                                 CALCOMP TECHNOLOGY, INC.,
                                   a Delaware corporation


                                 By:/s/ MICHAEL S. BENNETT
                                    ----------------------
                                    Michael S. Bennett
                                    President and Chief Executive
                                      Officer